EXHIBIT 5

VOTING AGREEMENT

VOTING AGREEMENT dated as of September 17, 2004, (this “Voting Agreement”) is by and between SF Capital Partners Ltd. (“Investor”), and the Shareholders who are signatories hereto (collectively, the “Shareholders” and each individually is a “Shareholder”).

RECITALS

WHEREAS, Investor has entered into a Securities Purchase Agreement dated effective September 17, 2004 (the “Agreement”), providing for the purchase of common stock and warrants of Granite City Food & Brewery Ltd., a Minnesota corporation (the “Company”); and

WHEREAS, pursuant to the terms of the Agreement and to comply with applicable rules of the Nasdaq Stock Market, the Company is required to submit to its shareholders a proposal which will allow the Company to sell common stock and warrants to purchase common stock exceeding 19.9% of the Company’s outstanding common stock (the “Proposal”); and

WHEREAS, the Board of Directors of the Company has authorized management to place the Proposal on the agenda for the Company’s 2004 Annual Meeting of Shareholders, which will be held as soon as practicable following the initial closing of the sale of the Company’s securities to Investor (the “Annual Meeting”); and

WHEREAS, to induce Investor to enter into the Securities Purchase Agreement, the undersigned holders of the Company’s common stock, preferred stock and publicly traded units have agreed to vote their shares set forth on the signature page hereto (the “Shares”) in favor of the Proposal; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor and each of the Shareholders, intending to be legally bound, hereby agree as follows:

1.                                       Certain Definitions.  For purposes of this Voting Agreement:

(a)                                  “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing.  Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” as within the meanings of Section 13(d)(3) of the Exchange Act.

(b)                                 “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.                                       Voting of Company Stock.  Each of the Shareholders hereby agrees that, during the period commencing on the date hereof and continuing until the Annual Meeting and any continuation, adjournment or postponement thereof (the “Termination Date”), he or she/it shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Shareholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Proposal and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation under this Voting Agreement and (iii) except as otherwise agreed to in writing in advance by the Investor, against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Proposal and the transactions contemplated by this Voting Agreement.  Each of the Shareholders agrees that the obligations under this Voting Agreement are unconditional and will remain in full force through the Termination Date.  Further, none of the Shareholders will enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of any provision contained in this Section 2.  Notwithstanding the foregoing, nothing in this Section 2 shall require any Shareholder to exercise any options or warrants with respect to the Shares.

3.                                       Grant of Proxy; Appointment of Proxy.

(a)                                  Each of the Shareholders hereby irrevocably grants to, and appoints, Steven J. Wagenheim and Monica A. Underwood, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder’s Shares, or grant a consent or approval in respect of such Shares as set forth in Section 2 hereof.  None of the Shareholders shall have any claim against such proxy and attorney-in-fact, for any action taken, decision made or instruction given by such proxy and attorney-in-fact in accordance with this Voting Agreement.

(b)                                 Each of the Shareholders understands and acknowledges that the Investor is entering into the Agreement in reliance upon such irrevocable proxy.  Each of the Shareholders hereby affirms that the irrevocable proxy set forth in this Section 3 is given to secure the performance of the duties of the Shareholder under this Voting Agreement.  Each of the Shareholders hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked.  Each of the Shareholders hereby ratifies and confirms that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

4.                                       Covenants, Representations and Warranties of each Shareholder.  Each of the Shareholders hereby represents and warrants (with respect to such Shareholder only and not with respect to each other Shareholder) to, and agrees with, the Investor as follows:

(a)                                  Ownership of Shares.  Such Shareholder is the sole record and Beneficial Owner of the number of Shares set forth opposite such Shareholder’s name on the signature page hereof.  On the date hereof, the Shares set forth opposite the Shareholder’s name on the signature page hereof constitute all of the Shares owned of record or Beneficially Owned by such Shareholder or with respect to which such Shareholder has voting power by proxy, voting agreement, voting trust or other similar instrument.  Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Shareholder’s name on the signature page hereof, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.

(b)                                 Authorization.  Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under this Voting Agreement.  The execution, delivery and performance of this Voting Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement, voting trust, trust or similar agreement.  This

Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement enforceable against such Shareholder in accordance with its terms.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

(c)                                  No Conflicts.  (i) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

(d)                                 No Encumbrances.  Except as applicable in connection with the transactions contemplated by Sections 2 and 3 hereof, such Shareholder’s Shares at all times during the term hereof will be Beneficially Owned by such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

(e)                                  No Solicitation.  Such Shareholder agrees not to take any action inconsistent with this Voting Agreement.

(f)                                    Restriction on Transfer; Proxies and Non-Interference.  Such Shareholder shall not, directly or indirectly (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Shareholder’s Shares or any interest therein, (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to the Shares, or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Voting Agreement.

(g)                                 Reliance by the Investor.  Such Shareholder understands and acknowledges that the Investor is entering into the Agreement in reliance upon such Shareholder’s execution and delivery of this Voting Agreement.

5.                                       Further Assurances.  From time to time, at the Investor’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

6.                                       Shareholder Capacity.  If any Shareholder is or becomes during the term hereof a director or an officer of the Company, such Shareholder makes no agreement or understanding herein in his capacity as such director or officer.  Each of the Shareholders signs solely in his or her capacity as the record and Beneficial Owner of the Shareholder’s Shares.

7.                                       Termination.  Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

8.                                       Miscellaneous.

(a)                                  Entire Agreement.  This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)                                 Certain Events.  Each of the Shareholders agrees that this Voting Agreement and the obligations hereunder shall attach to each such Shareholder’s Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Shareholder’s heirs, guardians, administrators or successors.  Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.

(c)                                  Assignment.  This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the Investor in the case of an assignment by any Shareholder and each Shareholder in the case of any assignment by the Investor.

(d)                                 Amendment and Modification.  This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.

(e)                                  Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested).  Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail.  Any notice pursuant to this section shall be delivered as follows:

If to the Shareholder to the address set forth for the Shareholder on Schedule I to this Voting Agreement.

If to the Investor:

SF Capital Partners Ltd.

c/o Eric L. Cohen, Esq.

Bryan Cave LLP

1290 Avenue of the Americas

New York, NY 10104

Phone:  (212) 541-2232

Fax:      (212) 541-1432

(f)                                    Severability.  Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)                                 Specific Performance.  The parties hereto agree recognize and acknowledge that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

(h)                                 Remedies Cumulative.  All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i)                                     No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(j)                                     No Third Party Beneficiaries.  This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(k)                                  Governing Law.  This Voting Agreement will be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(l)                                     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.

(m)                               Description Headings.  The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.

(n)                                 Counterparts.  This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(o)                                 Recovery of Attorney’s Fees.  In the event of any litigation between the parties relating to this Voting Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney’s fees and costs shall be awarded by the court in such a manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

[signature page follows]

IN WITNESS WHEREOF, the Investor and each of the Shareholders have caused this Voting Agreement to be duly executed as of the day and year first above written.

INVESTOR:	SF CAPITAL PARTNERS LTD.		NUMBER OF SHARES

	By:	/s/ Brian H. Davidson	N/A
Brian H. Davidson
Authorized Signatory

SHAREHOLDERS:	BREWING VENTURES LLC
5831 CEDAR LAKE ROAD
ST. LOUIS PARK, MN 55416

	By:	/s/ Steven J. Wagenheim	1,662,500*
Steven J. Wagenheim
Member

BREW BUDDIES, L.L.C.
122 S. PHILLIPS AVENUE, STE. 300
SIOUX FALLS, SD 57104

	By:	/s/ Eugene E. McGowan	1,951,503**
Eugene E. McGowan
Treasurer

NEW BRIGHTON VENTURES, INC.
2397 PALMER DRIVE
NEW BRIGHTON, MN 55112

	By:	/s/ Steven J. Wagenheim	251,263***
Steven J. Wagenheim
President and Chief Executive Officer

*                                        Represents shares of common stock.  Each common share is entitled to one vote.

**                                  Represents 1,297,467 shares of common stock purchasable pursuant to conversion of 20,500 shares of Series A Convertible Preferred Stock (each preferred share is entitled to 61.199510 votes), 648,733 shares of common stock purchasable pursuant to the exercise of warrants, and 5,303 shares of common stock.

***                           Represents 121,210 shares of common stock underlying publicly traded units and 130,052 shares of common stock purchasable pursuant to the exercise of Class A Warrants.